EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RehabCare Group, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 333-160574, 333-162406, and 333-163074 on Form S-3 and Nos. 33-67944, 33-82106, 33-82048, 333-11311, 333-120005, and 333-138628 on Form S-8 of RehabCare Group, Inc. (the Company) of our report dated March 8, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 and 2008, and the related consolidated statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of the Company.

The Company acquired Triumph HealthCare Holdings, Inc. (Triumph) on November 24, 2009, and management excluded from its assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2009, Triumph's internal control over financial reporting associated with total assets of $648.8 million and total revenues of $39.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2009.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Triumph.

Our report refers to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (included in FASB ASC Topic 740, Income Taxes), effective January 1, 2007, the adoption of FASB Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (included in FASB ASC Topic 810-10-45, Noncontrolling Interests in a Subsidiary), effective January 1, 2009, and the adoption of FASB Financial Accounting Standard No. 141(R), Business Combinations (included in FASB ASC Topic 805, Business Combinations), effective January 1, 2009.

/s/ KPMG LLP

St. Louis, Missouri
March 8, 2010